Exhibit 99.1 KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

KMG Completes Acquisition of Val-Tex

HOUSTON, Texas — (BUSINESS WIRE) — May 1, 2015 — KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced that it has completed the acquisition of privately held Valves Incorporated of Texas (Val-Tex), a manufacturer of industrial valve lubricants and sealants. In addition to the lubricants business, KMG acquired the 606,875 shares of KMG common stock owned by Val-Tex.

The purchase price for Val-Tex was $23.7 million in cash, plus 606,875 shares of common stock of KMG. With the closing of the acquisition, the 606,875 shares of KMG previously owned by Val-Tex were cancelled, and no additional net shares were issued. The cash portion of the purchase price included a payment of approximately $200,000 for the value of inventory at closing that exceeded $1.5 million. KMG also assumed liabilities of approximately $0.5 million. KMG financed the cash portion of the transaction by drawing on its existing revolving credit facility.

“We are delighted to announce the completion of this important acquisition. Val-Tex provides an exciting new strategic growth opportunity for KMG in the established, yet highly fragmented, market for industrial lubricants,” said Chris Fraser, KMG chairman and chief executive officer. “We look forward to supporting Val-Tex’s continued successful growth and over time we intend to utilize our global infrastructure and distribution capabilities to expand Val-Tex’s participation in international markets. We continue to expect the addition of Val-Tex will be accretive to KMG’s fourth fiscal quarter adjusted EBITDA and adjusted diluted earnings per share.”

Located in Houston, Texas, Val-Tex manufactures and distributes high quality, cost-effective industrial sealants and lubricants, as well as related products, such as lubrication equipment and fittings. The company primarily serves the oil and gas storage, pipeline and gas distribution markets with value-added specialty products that enable optimal valve operation and help prevent costly, unscheduled downtime at customer facilities and pipelines. In addition, Val-Tex’s products provide important safety benefits along with preventing fugitive valve emissions.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. For more information, visit http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG